                                                                      EXHIBIT 12


                                FDX CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)
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
                                                              Year Ended May 31,
                                            -------------------------------------------------------
                                              1994        1995        1996      1997        1998
                                            --------   ----------   --------   -------   ----------
                                                         (In thousands, except ratios)
Earnings:
  Income before income taxes..............  $540,131   $693,564   $  702,094   $425,865  $  899,518
  Add back:
    Interest expense, net of
      capitalized interest................   152,170    130,923      109,249    110,080     135,696
    Amortization of debt
      issuance costs......................     2,860      2,493        1,628      1,328       1,481
    Portion of rent expense
      representative of
      interest factor.....................   288,716    333,971      393,775    439,729     508,325
                                            -------- ----------   ----------   --------  ----------
  Earnings as adjusted....................  $983,877 $1,160,951   $1,206,746   $977,002  $1,545,020
                                            ======== ==========   ==========   ========  ==========
Fixed Charges:
  Interest expense, net of
    capitalized interest..................  $152,170   $130,923   $  109,249   $110,080  $  135,696
  Capitalized interest....................    29,738     27,381       44,654     45,717      33,009
  Amortization of debt
    issuance costs........................     2,860      2,493        1,628      1,328       1,481
  Portion of rent expense
    representative of interest
    factor................................   288,716    333,971      393,775    439,729     508,325
                                            -------- ----------   ----------   --------  ----------
                                            $473,484   $494,768   $  549,306   $596,854  $  678,511
                                            ======== ==========   ==========   ========  ==========
 Ratio of Earnings to Fixed
   Charges................................       2.1        2.3          2.2        1.6         2.3
                                            ======== ==========   ==========   ========  ==========

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